Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

for release: July 27, 2011	Contact: Amanda Butler 201-791-7600
SEALED AIR REPORTS SECOND QUARTER 2011 RESULTS
Net Sales Increase 11%, or 5% on a Constant Dollar Basis
Reports EPS of $0.37, or Adjusted EPS of $0.40
Second Quarter vs. Prior Year Highlights
•	Volumes increased 3%, led by 6% increase in Europe and 8% increase in Asia-Pacific
•	Product price/mix increased 3%, led by 5% in North America, reflecting pricing actions
•	Double-digit percent equipment sales growth primarily from new customers and solutions
     ELMWOOD PARK, N.J., Wednesday, July 27, 2011 — For the second quarter 2011, Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share (EPS) of $0.37, including certain acquisition expenses related to the pending Diversey Holdings Inc. (“Diversey”) acquisition, compared with $0.38 in 2010. Adjusted EPS was $0.40, compared with $0.35 in 2010. (See attached supplements for non-U.S. GAAP reconciliations and information.)
     Net sales increased 11% to $1.21 billion, while gross profit increased 8% to $324 million, or 26.7% of net sales, compared with 27.6% in 2010. Operating profit was steady at $129 million, or 10.6% of net sales, compared with 11.9% in 2010. Excluding the costs related to the proposed acquisition of Diversey, adjusted operating profit was $136 million, or 11.2% of net sales, compared with 11.9% in 2010.
     Commenting on the quarter and our operating performance, William V. Hickey, President and Chief Executive Officer, stated:
     “We are excited about the pending Diversey acquisition. This transaction brings together two industry-leading organizations with a shared vision that leverages a strong heritage of innovating new market spaces and developing unique, proprietary solutions that generate measurable value for customers. We believe the acquisition complements our current R&D investments in food safety and hygiene and broadens growth initiatives focused on providing end-to-end service-based solutions for the food processing and food service industries. Additionally, the acquisition expands our reach in developing regions, a key growth area for Sealed Air.
     In the quarter, our businesses continued to execute on their growth programs and generated solid sales results excluding foreign exchange on a constant dollar basis. Amidst uneven economic performance, our North American region generated 5% constant dollar sales growth, while our European region increased constant dollar sales by 9%. Equipment sales for new applications were also a large contributor of growth this quarter reflecting good customer reception to our Food Solutions and Protective Packaging growth programs. Our sales growth rate was partially muted by ongoing weakness in Brazil and Australia, where currency appreciation limited export trade. This resulted in reduced animal production rates, which impacted our Food Packaging business.
     Our successful implementation of recent pricing actions primarily in North America and Europe generated 3% price/mix in the quarter, and we expect to recognize additional pricing benefits in the third quarter. The combined benefits of price/mix, operating leverage from increased volumes, and further cost reduction through productivity benefits largely offset higher petrochemical-based raw material and freight costs in the quarter. These input costs peaked and then subsided modestly in the quarter, largely in line with our expectations. As a result of our diversified approach to managing input cost inflation, our adjusted operating margin remained resilient on a year-over-year and sequential basis.
     We continue to expect improved operational and margin performance in the second half of the year as further benefits from our prior pricing actions are anticipated to yield price/cost parity in the third quarter for that period. We expect to generate incremental value through the fourth quarter from the combined benefits of steady volume growth from our expanding base of customers and solutions, ongoing supply chain productivity enhancements, and an anticipated modest easing in raw material costs.”
Second Quarter Segment Review
      The following year-over-year net sales discussions exclude the impact of currency translation, which we define as “constant dollar,” a non-U.S. GAAP measure. The balance of the discussion is presented on a U.S. GAAP basis. See “Components of Change in Net Sales — Business Segments and Other,” attached, for further details.
Food Packaging Segment
     Sales increased 9%, or 4% on a constant dollar basis, with 3% higher price/mix. Price/mix results primarily reflected a 7% increase in the U.S. from prior pricing actions to recover higher raw material costs, as well as contract price adjustments. Volumes increased 1%, largely driven by a 4% increase in Europe due primarily to higher equipment demand and a 1% increase in North America representing solid U.S. volume growth which was partially offset by lower volumes in Canada. Due to the currency issues described above, weakness in the Brazilian and Australian meat industries also reduced consolidated volume growth rates. Operating profit increased 8% to $62 million, or 12.4% of net sales, compared with 12.5% in 2010.
Food Solutions Segment
     Sales increased 15%, or 7% on a constant dollar basis, with 4% higher price/mix largely in North America and Europe, reflecting the benefits of prior pricing actions and favorable formula price adjustments on certain products. Volumes increased 3%, primarily from a 10% increase in Europe. This growth was partially offset by a 7% decline in North America resulting from a change in our case ready format by a major retailer in mid-2010, which was previously discussed in the first quarter. Operating profit increased 9% to $25 million, or 9.6% of net sales, compared with 10.1% in 2010.
Protective Packaging Segment
     Sales increased 10%, or 5% on a constant dollar basis, with 4% higher volumes, led by increased demand in North America and Asia-Pacific primarily due to expanded customer relationships and higher demand for our new solutions. Price/mix increased 1% reflecting the benefits of prior pricing actions across most regions. These benefits were slightly offset by an unfavorable mix effect from new, high-performance film solutions that leverage our proprietary processing technologies, but have a lower selling price due to the significantly lower raw material content in the product. Operating profit increased 2% to $46 million, or 13.1% of net sales, compared with 14.1% in 2010.
Other Category
     Sales increased 17%, or 10% on a constant dollar basis, with 9% higher volumes, led by increased demand in Europe and Asia-Pacific for both Specialty Materials and Medical Applications solutions. Price/mix was higher by 1%, primarily reflecting prior pricing actions in North America in our Specialty Materials business. Operating profit was $2 million compared with $3 million due to spending on a recently acquired technology-based venture.
Diversey Acquisition Announcement
     On June 1, we announced that we had entered into a definitive agreement to acquire Diversey Holdings, Inc., a leading solutions provider to the global cleaning and sanitization market, in a transaction valued at approximately $4.3 billion.
     The proposed acquisition has been granted early termination under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and is still subject to the satisfaction of customary closing conditions and certain foreign regulatory approvals, which are in process. We have begun the integration planning process and expect the transaction to be completed in the fourth quarter of 2011.
     We recorded approximately $7 million of acquisition-related costs in the quarter. These expenses include accrued transaction costs relating to advisory, consulting, legal and appraisal fees. We will exclude these fees and expenses and any future integration costs from our adjusted EPS calculations in 2011.
Other Matters
•	We generated $62 million of free cash flow through June 2011, compared with $181 million in the comparable period in 2010. (See attached supplements for non-U.S. GAAP reconciliations and information.) The year-over-year decline in free cash flow was primarily due to approximately $70 million of unfavorable foreign currency translation on working capital items and approximately $30 million for inventory purchases at higher average raw material prices to support global sales growth. Free cash flow before changes in working capital items was $170 million compared with $174 million in 2010.
2011 Outlook and Earnings Guidance
     Commenting on our outlook, Mr. Hickey stated:
     “Our business remains well positioned with expanding customer relationships, continued penetration of developing regions, and solid receptivity of our new solutions and processing technologies, which we continue to commercialize as part of our growth programs. While the pace of economic growth has been uneven in the second quarter, we are maintaining our full year 2011 EPS guidance range of $1.75 to $1.85, which does not include the effect of the proposed Diversey acquisition. As noted in the first quarter, we continue to expect to achieve an average constant dollar sales growth rate of 5% to 7%, with approximately half of this growth from favorable price/mix. Combined with additional benefits from our pricing actions, operating leverage, tight control of expenses, productivity improvements from our supply chain initiatives, and favorable foreign currency translation through the balance of the year, we believe we are well positioned to generate results within this range.”
     Our full year guidance assumptions have been revised for capital expenditures and free cash flow:
•	Our capital expenditures are now estimated to be in the range of $100 to $125 million, as compared with our most recent guidance of $125 to $150 million. This reduction reflects timing of projects and incremental capacity achieved through our supply chain initiatives.

•	Our free cash flow is now estimated to be in the range of $225 to $275 million, as compared with our original guidance to exceed $300 million. This revised range includes the unfavorable foreign exchange impact on working capital items and a reduction in capital expenditures.
     Our full year 2011 guidance assumptions outlined in our fourth quarter 2010 earnings release relating to depreciation and amortization, interest expense, and effective income tax rate have not changed. Our updated full year guidance assumptions, which are noted in our first quarter earnings release, relating to the estimated average annual increase in resin costs and the favorable impact from foreign currency translation also have not changed.
     Our guidance excludes:
•	The payment of the W. R. Grace settlement, as the timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to EPS by approximately $0.12 to $0.14 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount;

•	Any non-operating gains or losses that may be recognized in 2011 due to currency fluctuations in Venezuela; and

•	Any transaction costs related to the proposed Diversey acquisition.
Web Site and Conference Call Information
     William V. Hickey, our CEO, and David H. Kelsey, our CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our Investor Relations home page at http://ir.sealedair.com. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.
     Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 713-4218 (domestic) or (617) 213-4870 (international) and use the participant code 56806720. To avoid registration wait times, teleconference participants may pre-register on our Investor Relations home page at http://ir.sealedair.com for a personalized PIN number for access to the conference call. Telephonic replay will be available starting at 2:00 p.m. (ET) on Wednesday, July 27, 2011 and end on Wednesday, August 17, 2011 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 97847920.

Business
     For over fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications. Operating in 52 countries, Sealed Air’s international reach generated revenue of approximately $4.5 billion in 2010. With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers. For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.
Non-U.S. GAAP Information
     In this press release, we have included several non-U.S. GAAP financial measures, including adjusted gross profit, adjusted operating profit, adjusted EPS, adjusted 2011 EPS guidance, net sales on a “constant dollar” basis, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted gross profit, adjusted operating profit, adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, and EBIT, EBITDA, and Adjusted EBITDA measures to determine performance-based compensation. Our management uses financial measures excluding the effects of currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA” and “Components of Change in Net Sales — Business Segments and Other,” and “Percentage Changes in Net Sales by Geographic Region.”
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects” and similar expressions. Examples of these forward-looking statements include projections regarding our 2011 earnings guidance and other projections relating to our financial performance such as those in the “Second Quarter vs. Prior Year Highlights” section where we discuss expected cost recovery from pricing actions and in the “2011 Outlook and Earnings Guidance” section, where we discuss our expectations for 2011, including our expected 2011 EPS performance. A variety of factors may cause actual results to differ materially from these expectations, including general economic conditions affecting packaging utilization; changes in our raw material and energy costs; our sales terms; currency translation and devaluation effects; and regulatory and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our quarterly reports on Form 10-Q and current reports on Form 8-K.
     In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per common share data)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2011	2010	Change	2011	2010	Change
Net sales:
Food Packaging	$501.9	$459.4	9%	$976.8	$906.6	8%
Food Solutions	261.9	228.2	15	490.7	447.3	10
Protective Packaging	353.5	320.9	10	688.6	627.4	10
Other	95.3	81.2	17	185.0	169.6	9

Total net sales	1,212.6	1,089.7	11	2,341.1	2,150.9	9
Cost of sales	888.3	789.2	13	1,707.8	1,550.4	10

Gross profit	324.3	300.5	8	633.3	600.5	5
As a % of total net sales	26.7%	27.6%		27.1%	27.9%
Marketing, administrative and development expenses	188.6	171.6	10	374.6	347.1	8
As a % of total net sales	15.6%	15.7%		16.0%	16.1%

Costs related to the proposed acquisition of Diversey(1)	6.6	—	#	6.6	—	#

Restructuring and other (credits) charges	—	(0.3)	#	—	0.3	#

Operating profit	129.1	129.2	—	252.1	253.1	-
As a % of total net sales	10.6%	11.9%		10.8%	11.8%
Interest expense	(36.9)	(41.0)	(10)	(73.9)	(81.7)	(10)

Gain on sale of available-for-sale securities, net of impairment(2)	—	1.1	#	—	0.4	#

Foreign currency exchange gains (losses) related to Venezuelan subsidiary(3)	—	6.6	#	(0.2)	7.8	#

Other expense, net	(2.0)	(3.1)	(35)	(5.9)	(0.9)	#

Earnings before income tax provision	90.2	92.8	(3)	172.1	178.7	(4)
Income tax provision	25.2	25.8	(2)	47.4	50.6	(6)

Net earnings available to common stockholders	$65.0	$67.0	(3)%	$124.7	$128.1	(3)%

As a % of total net sales	5.4%	6.1%		5.3%	6.0%

Net earnings per common share:(4)
Basic	$0.41	$0.42	(3)%	$0.78	$0.80	(3)%

Diluted	$0.37	$0.38	(3)%	$0.70	$0.72	(3)%

Dividends per common share	$0.13	$0.12	8%	$0.26	$0.24	8%

Weighted average number of common shares outstanding:(4)
Basic	159.2	158.3		159.0	158.1

Diluted	177.5	176.5		177.2	176.3

#	Denotes a variance greater than 100%, or not meaningful.

(1)	Transaction costs directly related to our previously announced proposed acquisition of Diversey Holdings, Inc. (“Diversey”). See Note 2 of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share included in this release for further details.

(2)	In the second quarter of 2010, we recognized a pre-tax gain of $1.1 million from the sale of some of our auction rate security investments. We also recorded $0.7 million of pre-tax other-than-temporary impairment due to the decline in estimated fair value on some of our auction rate security investments in the first quarter of 2010.

(3)	Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under generally accepted accounting principles in the United States of America, or U.S. GAAP. As a result, the U.S. dollar replaced the bolivar fuerte as the functional currency. These pre-tax gains and losses were due to the changes in the exchange rates both upon settlement of bolivar-denominated transactions and upon the remeasurement of our Venezuelan subsidiary’s financial statements at June 30, 2011 and 2010.

(4)	See Supplementary Information included in this release for the calculation of our basic and diluted net earnings per common share.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CALCULATION OF NET EARNINGS PER COMMON SHARE
(Unaudited)
(In millions, except per common share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$65.0	$67.0	$124.7	$128.1
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.4)	(0.5)	(0.8)	(0.9)

Distributed and allocated undistributed net earnings to common stockholders	64.6	66.5	123.9	127.2
Distributed net earnings — dividends paid to common stockholders	(20.7)	(19.0)	(41.4)	(38.0)

Allocation of undistributed net earnings to common stockholders	$43.9	$47.5	$82.5	$89.2

Denominator
Weighted average number of common shares outstanding — basic	159.2	158.3	159.0	158.1

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.12	$0.26	$0.24
Allocated undistributed net earnings to common stockholders	0.28	0.30	0.52	0.56

Basic net earnings per common share	$0.41	$0.42	$0.78	$0.80

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$64.6	$66.5	$123.9	$127.2
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.3	0.3	0.5	0.6
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	(0.3)	(0.5)	(0.6)

Net earnings available to common stockholders — diluted	$64.6	$66.5	$123.9	$127.2

Denominator(1)
Weighted average number of common shares outstanding — basic	159.2	158.3	159.0	158.1
Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
Effect of non-vested restricted stock and restricted stock units	0.3	0.2	0.2	0.2

Weighted average number of common shares outstanding — diluted	177.5	176.5	177.2	176.3

Diluted net earnings per common share	$0.37	$0.38	$0.70	$0.72

(1)	Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our Annual Report on Form 10-K and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF U.S. GAAP DILUTED NET EARNINGS PER COMMON SHARE TO
NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE(1)
(Unaudited)
(In millions, except per common share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
U.S. GAAP diluted net earnings per common share as reported	$0.37	$0.38	$0.70	$0.72

Add: Costs related to the proposed acquisition of Diversey of $5.8, net of taxes of $0.8 in 2011(2)	0.03	—	0.03	—

Add: Global manufacturing strategy and restructuring and other charges of $2.2, net of taxes of $0.9 in 2010(3)	—	—	—	0.01

Less: Foreign currency exchange gains related to Venezuelan subsidiary of $4.4, net of taxes of $2.2 for the three months ended June 30, 2010 and $5.1, net of taxes of $2.7 for the six months ended June 30, 2010 (4)	—	(0.03)	—	(0.03)

Non-U.S. GAAP adjusted diluted net earnings per common share	$0.40	$0.35	$0.73	$0.70

(1)	Non-U.S. GAAP adjusted diluted net earnings per common share is provided as supplemental information to U.S. GAAP diluted net earnings per common share as reported and does not purport to represent diluted net earnings per common share as that term is defined and reported under U.S. GAAP, and should not be considered as an alternative or substitute to such measure or as an indicator of our performance under U.S. GAAP. Also, this non-U.S. GAAP measure may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted diluted net earnings per common share aids in the comparisons with other periods or prior guidance, and this measure is among the various performance indicators used by our management to measure the performance of our consolidated operations. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors (“O&C Committee”) for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	On June 1, 2011, we announced that we had entered into a definitive agreement to acquire Diversey in a transaction valued at approximately $4.3 billion. Diversey stockholders will receive an aggregate of approximately $2.1 billion in cash (subject to certain adjustments) and 31.7 million shares of our common stock valued at $25.68 per share based on our closing stock price on May 31, 2011 for a total equity consideration of $2.9 billion and the refinancing of $1.4 billion of Diversey net debt. Upon closing of the transaction, Diversey stockholders are expected to own approximately 15% of our common stock. The costs indicated in the reconciliation above are accrued transaction costs directly related to our proposed acquisition of Diversey as of June 30, 2011. These costs include advisory, consulting, legal and appraisal fees. We will exclude these costs and future transaction related and integration costs from our non-U.S. GAAP adjusted diluted net earnings per common share in 2011. The acquisition is expected to close in the fourth quarter of 2011.

(3)	Represents charges associated with the implementation of our global manufacturing strategy, primarily in our Food Packaging segment.

(4)	See Note 2 of Condensed Consolidated Statement of Operations for more details. Our non-U.S. GAAP adjusted diluted net earnings per common share calculations excludes the impact of these foreign currency exchange gains as we believe these gains are attributable to unstable foreign currency environment in Venezuela. We will exclude future non-operating gains and/or losses from our non-U.S. GAAP adjusted diluted net earnings per common share relating to our Venezuelan subsidiary until such time that we believe the foreign currency environment in Venezuela stabilizes.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO
NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT(1)
(Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
U.S. GAAP gross profit as reported	$324.3	$300.5	$633.3	$600.5
As a % of total net sales	26.7%	27.6%	27.1%	27.9%
Add: Global manufacturing strategy charges	—	1.0	—	2.8

(Less) / add: European manufacturing facility closure (credits) charges(2)	(0.1)	—	0.2	—

Non-U.S. GAAP adjusted gross profit	$324.2	$301.5	$633.5	$603.3

As a % of total net sales	26.7%	27.7%	27.1%	28.0%

U.S. GAAP operating profit as reported	$129.1	$129.2	$252.1	$253.1
As a % of total net sales	10.6%	11.9%	10.8%	11.8%

Add: Costs related to the proposed acquisition of Diversey(2)	6.6	—	6.6	—

Add: Global manufacturing strategy restructuring and other charges	—	0.7	—	3.1

(Less) / add: European manufacturing facility closure (credits) charges(2)	(0.1)	—	0.2	—

Non-U.S. GAAP adjusted operating profit	$135.6	$129.9	$258.9	$256.2

As a % of total net sales	11.2%	11.9%	11.1%	11.9%

(1)	Non-U.S. GAAP adjusted gross profit and operating profit are provided as supplemental information to U.S. GAAP gross profit and operating profit as reported and do not purport to represent either term as defined and reported under U.S. GAAP, and should not be considered as alternatives or substitutes to such measures or as indicators of our performance under U.S. GAAP. Also, these non-U.S. GAAP measures may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted gross profit and operating profit aids in the comparisons with other periods or prior guidance, and these measures are among the various performance indicators used by our management to measure the performance of our operations. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by our O&C Committee for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	See Note 3 of Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share for further details.

(3)	Represents (credits) charges associated with the closure of a packaging facility in Europe.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)
(Unaudited)
(In millions)
BUSINESS SEGMENT INFORMATION:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating profit:
Food Packaging	$62.3	$57.5	$124.9	$114.0
As a % of Food Packaging net sales	12.4%	12.5%	12.8%	12.6%

Food Solutions	25.2	23.1	44.6	44.0
As a % of Food Solutions net sales	9.6%	10.1%	9.1%	9.8%

Protective Packaging	46.3	45.3	86.3	84.8
As a % of Protective Packaging net sales	13.1%	14.1%	12.5%	13.5%

Other	1.9	3.0	2.9	10.6
As a % of Other net sales	2.0%	3.7%	1.6%	6.3%

Total segments and other	135.7	128.9	258.7	253.4
As a % of total net sales	11.2%	11.8%	11.1%	11.8%

Costs related to the proposed acquisition of Diversey(2)	6.6	—	6.6	—

Restructuring and other (credits) charges(3)	—	(0.3)	—	0.3

Total	$129.1	$129.2	$252.1	$253.1

As a % of total net sales	10.6%	11.9%	10.8%	11.8%

Depreciation and amortization:
Food Packaging	$16.9	$17.1	$33.2	$36.0
Food Solutions	8.2	7.3	15.7	15.2
Protective Packaging	6.4	7.6	13.4	15.4
Other	5.4	5.0	10.6	10.0

Total	$36.9	$37.0	$72.9	$76.6

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
CAPITAL EXPENDITURES	$27.0	$25.2	$46.5	$40.6

(1)	The 2011 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

(2)	See Note 2 of Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share for further details.

(3)	Represents (credits) charges associated with the implementation of our global manufacturing strategy, primarily in our Food Packaging segment.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2011(1)	2011	2010	2010	2010
Assets
Current assets:
Cash and cash equivalents	$705.0	$696.0	$675.6	$761.8	$662.2
Receivables, net	731.5	696.1	697.1	691.9	642.8
Inventories	601.8	559.0	495.8	539.1	512.4
Other current assets	169.5	171.0	171.5	226.8	239.2

Total current assets	2,207.8	2,122.1	2,040.0	2,219.6	2,056.6
Property and equipment, net	957.0	958.3	948.3	965.3	943.3
Goodwill	1,954.2	1,952.1	1,945.9	1,947.8	1,938.8
Other assets, net	468.3	457.8	465.2	438.9	400.1

Total assets	$5,587.3	$5,490.3	$5,399.4	$5,571.6	$5,338.8

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$9.8	$9.1	$23.5	$19.7	$15.4
Current portion of long-term debt	1.9	4.9	6.5	8.6	9.5
Accounts payable	263.6	265.5	232.0	238.2	239.6
Settlement agreement and related accrued interest	809.5	798.7	787.9	777.6	767.3
Other current liabilities	374.5	362.8	397.8	401.0	369.5

Total current liabilities	1,459.3	1,441.0	1,447.7	1,445.1	1,401.3
Long-term debt, less current portion	1,401.9	1,398.8	1,399.2	1,559.6	1,559.3
Other liabilities	153.4	154.9	150.9	168.3	154.0

Total liabilities	3,014.6	2,994.7	2,997.8	3,173.0	3,114.6
Total parent company stockholders’ equity	2,576.9	2,499.2	2,404.6	2,399.5	2,224.6
Noncontrolling interests	(4.2)	(3.6)	(3.0)	(0.9)	(0.4)

Total stockholders’ equity	2,572.7	2,495.6	2,401.6	2,398.6	2,224.2

Total liabilities and stockholders’ equity	$5,587.3	$5,490.3	$5,399.4	$5,571.6	$5,338.8

(1)	The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
NON-U.S. GAAP FREE CASH FLOW(1)
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2011	2010
U.S. GAAP net earnings available to common stockholders as reported	$124.7	$128.1

Add: Costs related to the proposed acquisition of Diversey, net of taxes of $0.8	5.8	—

Add: European manufacturing facility closure charges, net of taxes of $0.1	0.1	—

Add: Global manufacturing strategy and restructuring and other charges, net of taxes of $0.9 in 2010	—	2.2

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary, net of taxes of $0.1 for the six months ended June 30, 2011 and net of taxes of $2.7 for the six months ended June 30, 2010	0.1	(5.1)

Less: Gain on sale of available-for-sale securities, net of impairment, net of taxes of $0.1	—	(0.3)

Non-U.S. GAAP adjusted net earnings available to common stockholders	$130.7	$124.9

Add: Depreciation and amortization	72.9	76.6

Add: Share-based incentive compensation expense	13.2	13.5

Less: Capital expenditures	(46.5)	(40.6)

Changes in working capital items:(2)

Receivables, net	(34.4)	23.9

Inventories	(106.0)	(43.0)

Accounts payable	31.6	25.4

Non-U.S. GAAP Free Cash Flow	$61.5	$180.7

(1)	Non-U.S. GAAP free cash flow is provided as supplemental information and does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative or substitute to such measurements or as an indicator of our performance under U.S. GAAP. Our calculation of free cash flow may not be comparable with similarly-titled measures used by others. Free cash flow is among the various indicators used by our management to measure the performance of our operations, is one of the performance measures on which we may base incentive compensation decisions, and aids in the comparisons with other periods. Thus our management believes such information may be useful to investors.

(2)	Includes the impact of foreign currency translation.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO
NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA(1)
(Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
U.S. GAAP net earnings available to common stockholders as reported	$65.0	$67.0	$124.7	$128.1

Add: Interest expense	36.9	41.0	73.9	81.7
Add: Income tax provision	25.2	25.8	47.4	50.6

Non-U.S. GAAP EBIT	127.1	133.8	246.0	260.4

Add: Depreciation and amortization	36.9	37.0	72.9	76.6

Non-U.S. GAAP EBITDA	164.0	170.8	318.9	337.0

Add: Share-based incentive compensation expense	7.4	6.0	13.2	13.5

Add: Costs related to the proposed acquisition of Diversey	6.6	—	6.6	—

Add: Global manufacturing strategy and restructuring and other charges	—	0.7	—	3.1

(Less) / add: Foreign currency exchange (gains) losses related to Venezuelan subsidiary	—	(6.6)	0.2	(7.8)

Less: Gain on sale of available-for-sale securities, net of impairment	—	(1.1)	—	(0.4)

(Less) / add: European manufacturing facility closure (credits) charges	(0.1)	—	0.2	—

Add: Settlement agreement related costs	0.2	0.3	0.6	0.6

Non-U.S. GAAP adjusted EBITDA	$178.1	$170.1	$339.7	$346.0

Total net sales	$1,212.6	$1,089.7	$2,341.1	$2,150.9

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	14.7%	15.6%	14.5%	16.1%

(1)	Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are provided as supplemental information and do not purport to represent net earnings or net cash provided by operating activities, as those terms are defined under U.S. GAAP, and should not be considered as alternatives or substitutes to such measurements or as indicators of our performance under U.S. GAAP. Our definitions of EBIT, EBITDA and Adjusted EBITDA may not be comparable with similarly-titled measures used by others. Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are among the various indicators used by our management to measure the performance of our operations and aid in the comparison with other periods. Such measures are also among the criteria upon which incentive compensation may be based. Thus our management believes this information may be useful to investors.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES — BUSINESS SEGMENTS AND OTHER(1)
(Unaudited)
(In millions)

	Three Months Ended June 30, 2011
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company

Volume — Units	$4.1	0.9%	$5.7	2.5%	$12.1	3.8%	$7.4	9.2%	$29.3	2.7%
Volume — Acquired businesses, net of (dispositions)	—	—	—	—	0.4	0.1	—	—	0.4	—
Product price/mix (2)	14.3	3.1	9.9	4.3	4.1	1.3	1.0	1.2	29.3	2.7
Foreign currency translation	24.1	5.2	18.1	7.9	16.0	5.0	5.7	7.0	63.9	5.9

Total change (U.S. GAAP)	$42.5	9.2%	$33.7	14.7%	$32.6	10.2%	$14.1	17.4%	$122.9	11.3%

Impact of foreign currency translation	(24.1)	(5.2)	(18.1)	(7.9)	(16.0)	(5.0)	(5.7)	(7.0)	(63.9)	(5.9)

Total constant dollar change (Non-U.S. GAAP)	$18.4	4.0%	$15.6	6.8%	$16.6	5.2%	$8.4	10.4%	$59.0	5.4%

	Six Months Ended June 30, 2011
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company

Volume — Units	$13.0	1.4%	$5.3	1.2%	$34.8	5.5%	$8.0	4.7%	$61.1	2.8%
Volume — Acquired businesses, net of (dispositions)	—	—	—	—	0.6	0.1	—	—	0.6	—
Product price/mix (2)	23.7	2.6	16.0	3.6	6.3	1.0	1.9	1.1	47.9	2.2
Foreign currency translation	33.5	3.7	22.1	4.9	19.5	3.1	5.5	3.2	80.6	3.7

Total change (U.S. GAAP)	$70.2	7.7%	$43.4	9.7%	$61.2	9.7%	$15.4	9.0%	$190.2	8.7%

Impact of foreign currency translation	(33.5)	(3.7)	(22.1)	(4.9)	(19.5)	(3.1)	(5.5)	(3.2)	(80.6)	(3.7)

Total constant dollar change (Non-U.S. GAAP)	$36.7	4.0%	$21.3	4.8%	$41.7	6.6%	$9.9	5.8%	$109.6	5.0%

(1)	The tables above present the components of change in our consolidated net sales for the three and six months ended June 30, 2011 compared with the same periods of 2010. We also present the change in net sales excluding the impact of foreign currency translation, a non-U.S. GAAP measure, which we define as “constant dollar.” As a worldwide business, it is important that we take into account the effects of foreign currency translation when we review our results and plan our strategies. Nonetheless, we cannot directly control changes in foreign currency exchange rates. Consequently, when management looks at our net sales to measure the performance of our business, it typically excludes the impact of foreign currency translation. We believe using constant dollar comparisons aids in the comparability with other periods. We may also exclude the impact of foreign currency translation when making incentive compensation determinations. Thus our management believes this presentation may be useful to investors.

(2)	Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
COMPONENTS OF CHANGE IN NET SALES — GEOGRAPHIC
(Unaudited)
(In millions)

	Three Months Ended June 30, 2011
	U.S.		International		Total Company
Volume — Units	$8.2	1.6%	$21.1	3.7%	$29.3	2.7%
Volume — Acquired businesses, net of (dispositions)	0.4	0.1	—	—	0.4	—
Product price/mix (1)	24.2	4.7	5.1	0.9	29.3	2.7
Foreign currency translation	—	—	63.9	11.1	63.9	5.9

Total	$32.8	6.4%	$90.1	15.7%	$122.9	11.3%

	Six Months Ended June 30, 2011
	U.S.		International		Total Company
Volume — Units	$25.9	2.6%	$35.2	3.1%	$61.1	2.8%
Volume — Acquired businesses, net of (dispositions)	0.6	0.1	—	—	0.6	—
Product price/mix (1)	41.4	4.2	6.5	0.6	47.9	2.2
Foreign currency translation	—	—	80.6	7.0	80.6	3.7

Total	$67.9	6.9%	$122.3	10.7%	$190.2	8.7%

(1)	See Note 2 of Components of Change in Net Sales — Business Segments and Other for further details of product price/mix.

SEALED AIR CORPORATION
SUPPLEMENTARY INFORMATION
PERCENTAGE CHANGE IN NET SALES BY GEOGRAPHIC REGION
(Unaudited)
Three Months Ended June 30, 2011

	Including the effect of foreign	Excluding the effect of foreign
	currency translation	currency translation(1)
U.S.	6.4%	6.4%
Canada	(6.1)	(12.2)
Europe	20.3	8.5
Latin America	4.6	(2.0)
Asia Pacific	20.7	6.2

Total	11.3%	5.4%

Six Months Ended June 30, 2011

	Including the effect of foreign	Excluding the effect of foreign
	currency translation	currency translation(1)
U.S.	6.9%	6.9%
Canada	(3.2)	(9.2)
Europe	12.8	7.5
Latin America	5.4	(0.4)
Asia Pacific	13.3	1.8

Total	8.7%	5.0%

PERCENTAGE OF NET SALES CONTRIBUTION BY GEOGRAPHIC REGION

	Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2011
U.S.	45.1%	45.5%
Canada	3.1	3.0
Europe	28.7	28.0
Latin America	9.2	9.3
Asia Pacific	13.9	14.2

Total	100.0%	100.0%

(1)	Non-U.S. GAAP financial measures. See Note 1 of Components of Change in Net Sales - Business Segments and Other for further details.